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                                                                    EXHIBIT 11.1

                        STERLING CHEMICALS HOLDINGS, INC.
                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)



                                                          Three Months Ended March 31,     Six Months Ended March 31,
                                                          ----------------------------    ----------------------------
                                                              2001            2000            2001           2000
                                                          ------------    ------------    ------------    ------------
     BASIC EARNINGS PER SHARE

Weighted average number of shares of common
  stock outstanding                                             12,782          12,651          12,779          12,632

Net income (loss)                                         $    (52,715)   $      3,301    $    (83,157)   $     (7,061)
Less: preferred dividend requirements and
  accretion                                                       (820)           (738)         (1,622)         (1,457)
                                                          ------------    ------------    ------------    ------------

Net income (loss) used in basic loss per share            $    (53,535)   $      2,563    $    (84,779)   $     (8,518)
                                                          ============    ============    ============    ============

     BASIC INCOME (LOSS) PER SHARE                        $      (4.19)   $       0.20    $      (6.63)   $      (0.67)
                                                          ============    ============    ============    ============

     DILUTED EARNINGS PER SHARE

Weighted average number of shares of common
  stock outstanding                                             12,782          12,651          12,779          12,632

Effect of dilutive warrants                                         --             398              --              --
                                                          ------------    ------------    ------------    ------------
Total weighted average number of shares
  outstanding used in diluted income (loss) per
  share computation                                             12,782          13,049          12,779          12,632
                                                          ------------    ------------    ------------    ------------

Net income (loss)                                         $    (52,715)   $      3,301    $    (83,157)   $     (7,061)
Less: preferred dividend requirements and
  accretion                                                       (820)           (738)         (1,622)         (1,457)
                                                          ------------    ------------    ------------    ------------
Net income (loss) used in diluted earning per share       $    (53,535)   $      2,563    $    (84,779)   $     (8,518)
                                                          ============    ============    ============    ============

     Diluted income (loss) per share                      $      (4.19)   $       0.20    $      (6.63)   $      (0.67)
                                                          ============    ============    ============    ============